   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY   , 1999


                                          REGISTRATION NO. 333-70021
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                         HEALTHY PLANET PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                     2271                                      94-260176
       (STATE OF INCORPORATION)         (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION                (I.R.S. EMPLOYER
                                                        CODE NUMBER)                             IDENTIFICATION NO.)

                             1700 CORPORATE CIRCLE
                           PETALUMA, CALIFORNIA 94954
                                 (707) 778-2280
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BRUCE A. WILSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             1700 CORPORATE CIRCLE
                           PETALUMA, CALIFORNIA 94954
                                 (707) 778-2280
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                    COPY TO:
                            CHARLES P. AXELROD, ESQ.
                          CAMHY KARLINSKY & STEIN LLP
            1740 BROADWAY, 16TH FLOOR, NEW YORK, NEW YORK 10019-4315
                                 (212) 977-6600
                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           -------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                     AMOUNT TO BE     OFFERING PRICE         AGGREGATE            AMOUNT OF
        TITLE OF SECURITY TO BE REGISTERED            REGISTERED        PER SHARE          OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Common Stock....................   4,627,406             --                   --               --      (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(2)...................   4,627,406         $0.6875(3)           $3,181,341            $884.41
---------------------------------------------------------------------------------------------------------------------------------
Total..............................................   4,627,406          $0.6875             $3,181,341            $884.41
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) In connection with this Rights Offering, each Common Stockholder and each Series D Convertible Preferred Stockholder of record as of the Record Date is entitled to two Rights for each share of Common Stock, or Series D Convertible Preferred Stock, owned as of such Record Date. The Rights are not transferable and are not assignable, and accordingly, no value is ascribed thereto for Registration Fee purposes. Therefore, no Registration Fee is required.

(2) Each Right entitles a stockholder to purchase one share of common stock at a
    Subscription Price of $[    ] per share, which Subscription Price is
    estimated for the purpose of this Registration Statement and the calculation of the Registration Fee. The number of shares of Common Stock is based upon 2,282,368 shares of outstanding Common Stock and 31,335 share of outstanding Series D Convertible Preferred Stock, convertible into Common Stock on a one to one basis.


(3) Estimated only for the purpose of computing the Registration Fee and based upon the closing price as quoted by the AMEX on December 28, 1998. However, the actual Subscription Price for the Rights, if higher, will be subject to a Pricing Amendment.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS                               SUBJECT TO COMPLETION FEBRUARY   , 1999


                              THE RIGHTS OFFERING

This investment involves a high degree of risk. You should purchase only if you can afford a complete loss. See "Risk Factors" beginning on page of the Prospectus.

This offering entitles our holders of record of our common stock and our series D convertible preferred stock on January 11, 1999 to the following:

- Two rights for each share of common stock or series D preferred stock you hold of record on January 11, 1999

- Each right entitles you to purchase one share of our common stock at $ [ ] per share


- If you exercise all your basic rights, you can elect to subscribe for additional rights (subject to availability) pursuant to which you may purchase up to the number of shares you subscribed for under your basic rights, at $[ ] per share.



- Your rights are exercisable commencing on the date of this prospectus and
  continuing until 5:00 p.m., New York time on              , 1999


- We may extend the exercise period for up to thirty (30) additional days in our sole discretion.

- The rights are not transferable and are not assignable; they will not be listed for trading on any stock exchange or the NASDAQ Stock Market.



For more information, please see "The Rights Offering," beginning on page [ ] of this prospectus.



                              4,627,406 SHARES OF


                                  COMMON STOCK


                         HEALTHY PLANET PRODUCTS, INC.


Our common stock is listed on the American Stock Exchange under the symbol
"HPP". On February   , 1999, the closing price for the shares of our common
stock as reported by the American Stock Exchange was $[     ] per share.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                         PER SHARE    TOTAL
                         ---------   --------
Subscription Price.....  $[  .  ]    $[  .  ]



In the table above, the numbers quoted in the "Total" column do not reflect deductions for estimated expenses of this rights offering of approximately $180,000. A director who is our principal stockholder, and two companies he controls which are also our stockholders, have agreed to exercise their respective rights in full, thereby assuring that we will receive gross proceeds
of not less than $[          ] as a result of this rights offering.

                         THE DATE OF THIS PROSPECTUS IS

                             FEBRUARY      , 1999.


THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................  -3-

RISK FACTORS .............................................................  -7-

USE OF PROCEEDS .......................................................... -13-

DIVIDEND POLICY .......................................................... -13-

THE RIGHTS OFFERING ...................................................... -14-

     The Offering Period ................................................. -14-

     Non-Transferability of Rights ....................................... -14-

     Method of Offering .................................................. -15-

     Rights Agent ........................................................ -15-

     Method of Exercising Rights ......................................... -15-

     Payment for Shares of Our Common Stock on Exercise of Your Rights ... -15-

     Delivery of Certificates ............................................ -16-

     Determination of Subscription Price ................................. -16-

     Rights Participation Guarantee by Certain Affiliates ................ -16-

     State and Foreign Securities Laws ................................... -16-

     Rights of Subscribers ............................................... -17-

     Federal Income Tax Consequences ..................................... -17-

PRICE RANGE OF OUR COMMON STOCK .......................................... -18-

DESCRIPTION OF OUR CAPITAL STOCK ......................................... -18-

PRINCIPAL STOCKHOLDERS ................................................... -20-

EXPERTS .................................................................. -24-

LEGAL MATTERS ............................................................ -24-


                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS ................................... -25-

                      WHERE YOU CAN FIND MORE INFORMATION



We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read, or copy any document we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the following Regional Offices of the Commission: New York Regional office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the American Stock Exchange, and reports, proxy and information statements and other information concerning us is available for inspection at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006.



If you are a stockholder, you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


        Healthy Planet Products, Inc.,


        700 Corporate Circle,


        Petaluma, California 94954


        (707) 778-2280.



The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus is part of a registration statement we filed with the SEC (Registration Statement No. 333-70021). We incorporate by reference the documents listed below.



(a) Our Annual Report on Form 10-KSB for the year ended December 31, 1997, our Form 10-KSB/A1 for the year ended December 31, 1997; and our Form 10-KSB/A2 for the year ended December 31, 1997.



(b) Our definitive Proxy Statement/Annual Report dated June 23, 1998, in connection with the Annual Meeting of our Stockholders held on August 5, 1998;



(c) Our Form 8-K, dated April 6, 1998, filed in connection with the resignation of Robert Fagenson as a Director;



(d) Our Form 10-QSB for the fiscal quarter ended March 31, 1998 and our Form 10-QSB/A1 for the quarter ended March 31, 1998;



(e) Our Form 8-K, dated June 16, 1998, filed in connection with the resignation of Joseph Furlong as a Director;



(f) Our Form 8-K, dated June 23, 1998, filed in connection with the election of Michael G. Zybala as a Director;



(g) Our Form 10-QSB for the fiscal quarter ended June 30, 1998; and our Form 10-QSB/A1 for the fiscal quarter ended June 30, 1998;



(h) Our Form 10-QSB for the fiscal quarter ended September 30, 1998; and our Form 10-QSB/A1 for the fiscal quarter ended September 30, 1998; and



(i) All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since September 30, 1998.

Any financial statements and schedules hereafter incorporated in this prospectus that have been audited and are the subject of a report by independent accountants will be incorporated in reliance on such reports and on the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the SEC.



                             ADDITIONAL INFORMATION



You should rely only on the information provided in this document or other information that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus and this rights offering do not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation would be unlawful.



American Stock Transfer & Trust Company, our transfer agent and Registrar, has agreed to serve as our rights agent in connection with the Registrar. If you require assistance please contact our rights agent at 40 Wall Street, New York, New York 10005, telephone, 212-936-5100, or Bruce Wilson., our Chief Executive Officer at our executive offices, located at 1700 Corporate Circle, Petaluma, California, 94954, telephone (707)-778-2280.



                          FORWARD-LOOKING INFORMATION



This prospectus, including the documents incorporated by reference, contain forward-looking statements which we believe are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and others detailed from time to time in our public reports filed with the SEC.

                               PROSPECTUS SUMMARY



Because this is a summary of the terms of the rights offering, it does not contain all the information that may be important to you. Certain information contained in this summary and elsewhere in this prospectus are forward-looking statements. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and Financial Statements and the notes to the Financial Statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this rights offering.



                              ABOUT HEALTHY PLANET



OUR BUSINESS



We design, publish and market, predominantly throughout the United States, a diversified line of cause related, nature and wildlife contemporary greeting cards, note cards, holiday cards, stationery, collectibles and gifts. We publish and market over 500 everyday and seasonal cards, including over 300 images which comprise our principal Sierra Club card line. Our products are marketed predominantly through approximately 130 independent sales representatives to over 4,900 retail sales outlets comprised of card shops, stationary stores, gift, notion and variety shops, drug stores, book stores, department stores and miscellaneous chain and retail sales outlets. We also license the right to use the Healthy Planet Products name, trademark and art work in connection with the manufacture, sale and distribution of our products in certain foreign countries.



OUR HISTORY



We were originally organized under the laws of the state of California on July 12, 1979 under the name Carolyn Bean Publishing, Ltd. On April 25, 1985, we reincorporated under the laws of the State of Delaware. The California corporate entity was merged into a new Delaware corporation of the same name. On August 2, 1993, we changed our name to Healthy Planet Products, Inc. Our executive offices and warehouse facilities are located at 1700 Corporate Circle, Petaluma, California 94954, and our telephone number is (707) 778-2280, fax number (707) 778-0307.



                  SUMMARY OF THE TERMS OF THE RIGHTS OFFERING



Securities we are offering......     - We will be offering up to a maximum of
                                       4,627,406 shares of our common stock, par value $.01 per share, that will be available on exercise of the rights we will be distributing to our holders of common stock and series D preferred stock. "The Rights Offering".



                                     - You will receive two basic rights for
                                       each share of our common stock, or series
                                       D convertible preferred stock, that you
                                       held of record at the close of business
                                       on January 11, 1999.



What your basic right entitles
  you to........................     - Each basic right entitles you to purchase
                                       one share of our common stock at
                                       $[          ] per
                                       share. See "The Rights Offering -- Basic
                                       Subscription Right".



What your oversubscription right
  entitles you to...............     - If you exercise all of your basic rights,
                                       you are entitled to oversubscribe for
                                       additional rights, which will entitle you to purchase up to the number of shares of common stock you were entitled to subscribe for under your basic rights.



                                     - The price you will pay to exercise your
                                       oversubscription rights is $[          ]
                                       per share, the same as the exercise price for your basic rights.



                                     - The maximum number of shares of common
                                       stock which may be purchased pursuant to the exercise of all basic rights and oversubscription rights in this offering by all stockholders may not exceed 4,627,406.



                                     - If there are an insufficient number of
                                       unpurchased shares of common stock to
                                       fill all oversubscriptions, then the
                                       available shares of common stock will be allotted pro rata among the oversubscribers based on the numbers of shares for which they oversubscribe. See "The Rights Offering -- Oversubscription Right".



Record date to be eligible to
receive rights..................     The close of business on January 11, 1999.



Certificates representing the
rights..........................     Your rights will be evidenced by
                                     non-transferable, non-assignable rights
                                     certificates.



Expiration date of the rights...     - 5:00 p.m., New York time, on
                                                    , 1999 (20 days from the
                                       date of this prospectus).



                                     - We may extend this period at our sole
                                       discretion for a period of up to 30 days.



                                     - The offering period is the period from
                                       the date of mailing of the rights
                                       certificates (which is expected to occur within five business days following the date the Registration Statement is declared effective by the SEC), to and including the expiration date of the rights. See "The Rights Offering -- The Offering Period".



Non-transferability of rights...     The rights, including the oversubscription
                                     rights, are not transferable and are not assignable. They may only be exercised by you. See "The Rights
                                     Offering -- Non-Transferability of Rights".



Our rights agent................     Our rights agent is American Stock Transfer
                                     and Trust Company, 40 Wall Street, New
                                     York, New

                                     York 10007. Telephone, 212-936-5100. See
                                     "The Rights Offering -- Rights Agent".



Use of proceeds.................     We will receive a minimum of $[          ]
                                     from this rights offering because of the commitment on the part of one of our directors, who is our principal stockholder, and two companies he controls, which are also our stockholders, to exercise all of their respective basic rights. This will result in the sale of 927,000 shares at the subscription price.
                                     We intend to use these proceeds for general working capital purposes, including, but not limited to:





                                     - internal carrying of accounts receivable,
                                       without need for lines of credit;



                                     - regular operating expenses; and



                                     - the development or acquisition of new and
                                       additional product lines or synergistic
                                       businesses.





                                     See "Use of Proceeds."



Risk factors....................     For a discussion of the high degree of risk
                                     involved in this investment, please see
                                     "Forward Looking Statements" and "Risk
                                     Factors".



Method of exercising your
rights..........................     To exercise your basic rights, and to
                                     subscribe for oversubscription rights, you must complete your rights certificate, and mail, or hand deliver it, along with your payment, so that it is received by our rights agent on or before 5:00 p.m. New
                                     York time on date the rights expire. Your payment must accompany the rights certificate.



Payment for the shares of common
  stock purchased...............     Payment for the shares of common stock
                                     purchased pursuant to the exercise of your rights (basic and oversubscription) may be made by check, subject to collection, bank check or money order payable to the order of "Healthy Planet Products, Inc." Payment for basic rights and oversubscription rights may also be effected through wire transfer as follows: Chase Manhattan Bank, ABA Routing Number 021000021, Account
                                     Number 323005225. If you are a holder of our common stock registered in the name of a broker, dealer, commercial bank, trust company or nominee, we urge you to contact your registered holder promptly if you wish to subscribe. See "The Rights
                                     Offering -- Payment for Shares of Our
                                     Common Stock on Exercise of Your Rights".

Commitment by affiliates........     One of our directors, who is also a
                                     principal stockholder, and two companies which he controls which are also our stockholders, have agreed with us to exercise all of their respective basic rights (for 927,000 shares of our common stock). See "The Rights Offering -- Rights
                                     Participation Guarantee by Certain
                                     Affiliates."



Shares of our common stock
  outstanding prior to this
  offering......................     2,282,368 shares of common stock are
                                     currently outstanding. Please note that
                                     this number does not include:



                                     - 465,000 shares of common stock reserved
                                       for issuance under our Senior Management
                                       Incentive Plan;



                                     - 85,000 shares of common stock reserved
                                       for issuance under our Non-Employee
                                       Director Stock Option Plan;



                                     - 360,000 shares of common stock reserved
                                       for issuance upon exercise of certain
                                       previously issued warrants;



                                     - 250,000 shares of common stock reserved
                                       for issuance upon exercise of certain
                                       warrants to be issued in connection with this rights offering; and



                                     - 31,335 shares of common stock issuable
                                       upon exercise of 31,335 shares of series
                                       D convertible preferred stock.



Shares of our common stock that
  will be outstanding after this
  offering......................     6,941,109 shares of common stock will be
                                     outstanding after this offering if all
                                     rights are exercised, or 3,240,703 shares if only our director and the companies he controls exercise their rights for 927,000 shares of common stock, the number of shares of common stock which they have agreed to purchase. The actual number of shares of common stock to be outstanding will depend upon the number of basic rights exercised and the number of shares of common stock purchased pursuant to the oversubscription rights.



Principal securities market on
which our securities are
  traded........................     Our common stock is listed on the American
                                     Stock Exchange and is traded under the
                                     symbol "HPP." The rights will not be
                                     registered or listed for trading on any
                                     stock exchange or the NASDAQ stock market.

Federal income tax
consequences....................     Generally, you will not recognize any
                                     income or loss upon receipt of the basic rights and related oversubscription rights and no income or loss will be recognized by you upon your exercise of the basic subscription rights or oversubscription rights. See "The Rights Offering -- Federal
                                     Income Tax Consequences".

                                  RISK FACTORS


Investment in the shares of our common stock issuable upon exercise of the rights involves a high degree of risk. You should give careful consideration to the following factors, among others, before making an investment decision.



1. Forward-looking statements contained in this Prospectus are based on management's best estimates of future results, based upon current conditions and the most recent results of operations, but unknown risks, uncertainties, and other factors could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward looking statements.



Certain statements in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward looking statements contained in this prospectus are within the meaning of the safe harbor provided by section 27A of the Securities Act of 1933, as amended. Forward-looking statements contained in this prospectus and the other documents incorporated by reference, involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These include purchasing plans and programs of certain large chain buyers relating to holiday product, recently experienced declines in gross margin as well as marginal increases in general and administrative expenses, general economic conditions, competition generally and specifically relating to greeting cards having environmental, nature or wildlife themes, our ability to sustain consumer demand for our principal Sierra Club card line, and our ability to successfully market our newly acquired line of handcrafted sculptures and figurines. In addition, our ability to enhance and expand our product mix and to successfully introduce new products which will meet with consumer acceptance may also affect future results.



2. We have experienced operating losses in the past and we may continue to sustain operating losses in the future.



For the fiscal year ended December 31, 1997, we experienced net operating losses of $1,103,600, as compared to $119,800 of net operating income for the fiscal year ended December 31, 1996. For the nine months ended September 30, 1998 and 1997, respectively, we experienced net operating losses of $2,132,257, and $463,778. We expect that we will continue to experience losses in 1999 and possibly beyond.



3. We have experienced decreased sales in the past and we may continue to sustain decreased sales in the future.



We also experienced a decline in net sales from $4,632,400 for the year ended December 31, 1996, to $4,099,600 for the year ended December 31, 1997, and from $3,138,656 for the nine months ended September 30, 1997 to $2,751,652 for the nine months ended September 30, 1998. We cannot be assured that the declining trend in net sales will cease, or that it can be reversed by the introduction of new product lines, or other efforts by us to increase sales. If the decline in sales is not reversed, we are unlikely to earn a profit in the foreseeable future.

4. Our greeting card business is heavily dependent on consumer demand, and fluctuations in demand may effect our business.



The success of our card business is heavily dependent upon consumer demand. Fluctuations in demand may affect our profitability. Significant changes or drops in consumer demand, whether caused by changes in consumer taste for products with a nature or wild life theme, a decline in the general retail environment, or a decline in general economic conditions, may result in our inability to maintain sales of our principal Sierra Club card line and other card lines. A decline in purchasing plans and programs of certain large chain buyers relating to holiday product may similarly effect our ability to maintain sales. In addition, consumer demand may be effected by a decline in support for a cause which we promote through one of our cards.



5. Our collectible and figurine business is heavily dependent on consumer demand, and fluctuations in demand for these products may effect our business.



The success of our collectible and figurine line of business is also heavily dependent upon consumer demand. Significant changes or drops in consumer demand will also effect our ability to successfully market our newly acquired line of handcrafted sculptures and figurines. In addition, our ability to enhance and expand our product mix and to successfully introduce new products for this line of business which will meet with consumer acceptance may also effect future results.



6. Changes in purchasing plans of certain of our customers has had a material effect on our revenues.



In September 1997, Barnes & Noble Superstores ("B&N"), a national chain of bookstores which accounted for approximately 13.9% our net sales for the year ended December 31, 1997, discontinued carrying our everyday card line. We were advised by B&N that this change was prompted by its decision to centralize purchasing of greeting cards from one central vendor, and was not attributable to any dissatisfaction with the quality or appeal of our products. This change has had a material adverse effect on our revenues compared to prior periods and, to date, we have been unable to replace the lost sales, which has contributed to our recent losses. Although we have no knowledge that other retail chains which purchase cards or other products from us have or will adopt a similar approach to their purchases, this possibility exists and, if it occurs, could have a further adverse effect on sales.



7. If you do not exercise your rights, then your ownership interest in our company may be substantially diluted.



We are registering up to 4,627,406 shares of common stock to cover exercise of the rights. If you chose not to exercise your rights, your relative ownership interests will be diluted by the issuance of these shares of common stock to those stockholders who do exercise their rights.



8. If our stockholders, other than our affiliates who have agreed to exercise all their rights, fail to exercise their rights, our affiliates will have the ability to exercise control over the company.



At the conclusion of this rights offering, assuming no other participation in the rights offering by other stockholders, John V. Winfield, a director and our principal stockholder of the company, as well as the InterGroup Corporation, a company controlled by Mr. Winfield ("InterGroup") and Santa Fe Financial Corporation, a subsidiary of

InterGroup ("Santa Fe") will, at a minimum, own 502,800, 826,800 and 60,900 shares of our common stock, respectively, or 1,390,500 shares of common stock (42.9% of our issued and outstanding common stock) in the aggregate.



They will also have the right to acquire up to an additional 639,829 shares of our common stock through the exercise of warrants and options they currently own and will receive in connection with this offering. After giving effect to the shares that Mr. Winfield, InterGroup and Santa Fe can acquire through warrants and options, they will beneficially own an aggregate of 2,030,329 shares of our common stock, or approximately 52.2% of our company. They will therefore have the potential to elect all of our directors, and to control the business and the policies of the company.



The following chart details the current collective ownership of Mr. Winfield, InterGroup and Santa Fe and their ownership as a result of the exercise of all of their basic rights. For additional information regarding their ownership, please see "Principal Stockholders," and the paragraphs following this table.



                                                        BENEFICIAL OWNERSHIP AND
                                                        PERCENTAGE ON EXERCISE OF
                                                           ALL BASIC RIGHTS BY
                                                       WINFIELD AND HIS AFFILIATES
                          BENEFICIAL OWNERSHIP AND          (ASSUMES NO OTHER
                                 PERCENTAGE             SHAREHOLDER PARTICIPATION
                               BEFORE OFFERING               IN THE RIGHTS)
                          -------------------------    ---------------------------
                          NUMBER OF                     NUMBER OF
NAME OF BENEFICIAL OWNER    SHARES      PERCENTAGE       SHARES        PERCENTAGE
------------------------  ----------    -----------    -----------    ------------
John Winfield,..........   773,500         29.5%        2,030,329         52.3%
InterGroup and
Santa Fe



Mr. Winfield is currently the owner of 167,600 shares of our common stock, warrants to purchase and aggregate of 150,000 shares of our common stock at prices ranging from $4.00 to $4.50, and director options to purchase 10,000 shares at exercise prices ranging from $1.50 to $3.40. InterGroup owns 275,600 shares of our common stock and also owns warrants to purchase common stock with respect to an aggregate of 150,000 shares of our common stock, at prices ranging from $4.00 to $4.50 per share. These warrants are exercisable commencing September 29, 1997 and may be exercised through September 29, 2002. These warrants contain anti-dilution provisions which will be triggered by this rights offering. Santa Fe owns 20,300 shares of our common stock.



9. We are issuing warrants to our affiliates to purchase an aggregate of 250,000 shares of our common stock, in consideration of their commitment to exercise all of their respective basic rights.



Mr. Winfield, InterGroup and Santa Fe have agreed to exercise all of their respective basic rights. In exchange for this commitment, Mr. Winfield, InterGroup and Santa Fe are being issued additional warrants to purchase an aggregate of 250,000 shares of our Common Stock, to be distributed to each one, pro rata according to their ownership percentage before this rights offering, as follows: 90,399 to Mr. Winfield, 148,652 to InterGroup and 10,949 to Santa Fe. We are not offering these warrants to any other stockholders to induce exercise of their basic rights.



10. We are heavily dependent on a license from the Sierra Club. If we lose the Sierra Club license, we may experience a material adverse effect on our businesses.

Since June 4, 1980, we have been licensed by the Sierra Club to use its name on an exclusive worldwide basis on a line of greeting, note and seasonal cards as well as stationery products, tablets and magnets. This license agreement has been extended through December 31, 2005. Sales of the Sierra Club line represented approximately 70.5% of our sales for the year ended December 31, 1997 and 61.9% for the nine months ended September 30, 1998. We believe that the loss of the Sierra Club line would have a material adverse affect upon our business unless and until such time as other lines having an established substantial consumer acceptance are developed. No assurance can be given that, in the event of the loss of the Sierra Club line, other lines can be developed that would enable us to be profitable.



11. We are engaged in a business that is sensitive to seasonal sales fluctuations, and this results in a build up of accounts receivable in the third and fourth quarters, and increased capital carrying costs.



The greeting card, social stationery, gift and figurine industries are historically effected by seasonal sales, primarily due to the emphasis on Christmas and holiday products. These effects generally include peak seasonal production costs in the second and third quarters of the year, and a seasonal buildup of accounts receivable in the third and fourth quarters, thereby resulting in an increase in capital carrying costs during these periods. During 1998, seasonal effects on our business resulted in approximately 53% of our sales being made in the third and fourth quarters. During fiscal year 1998, approximately 16% of total annual sales were in accounts receivable as of December 31, 1998, and are not collectible until the first quarter of 1999. Approximately 63% of the cost of manufacturing inventory was incurred in the second and third quarters of the 1998 year. This seasonality requires us to apply our working capital to either carry accounts receivable during the last two quarters of the year, or to cover production costs during peak production periods. Since we remain dependent upon our internal cash resources to provide necessary working capital, this may result in a shortage of working capital during certain periods of the year. In addition, if we experience a material increase in sales of our present card lines, we may not have sufficient cash resources with which to carry any significant and material increase in accounts receivable. No assurance may be given that such additional capital, if required, will be available to us in the future.



12. The consolidation of certain retailers has caused increased competition and has had a material effect on our revenues.



We believe that the recent consolidation of the retail industry for our products has decreased shelf space for our card and collectible product lines. Consequently, we are competing with both alternative and traditional card companies for less shelf space. This has curtailed our products' visibility and consequently has an adverse effect on our revenues. This adverse effect may continue in the future.



13. Because we compete with much larger card companies with greater resources that us, we are at a competitive disadvantage.



Our primary competition is with smaller alternative card companies, several of which have sales and resources greater than those we have; e.g., Recycled Paper Products, Paramount and Sunrise Publications, among others. We also compete with major traditional card companies, such as Hallmark Cards, Inc., American Greetings Corporation, and Gibson Greetings, Inc, all of which have significantly greater financial resources, market penetration and experience than the we have. Similar competitive considerations apply to our collectibles line where we compete with other companies with greater financial resources, market penetration and experience than we have.



14. We do not own manufacturing facilities to produce our card or collectibles and therefore we are dependent on outside sources for production.



We do not manufacture our own products, nor do we have the equipment to do so. Rather, we contract for the physical production of our products with independent contractors, using different suppliers at each stage of production, so as not to rely on any one specific supplier to satisfy our needs. We believe that there are ample suppliers and production facilities available to us at competitive costs. We also believe that other necessary contractors and suppliers are readily available at competitive costs. However, we do not maintain long term contracts with our principal suppliers. Consequently our production costs could escalate without significant advance notice, in which case our financial condition and results of operations could be adversely effected.



15. We are dependent upon outside artists to create cards, and their loss could have a material impact on operations.



While the overall concept and design of our cards is developed by us in-house, we principally rely on independent, unaffiliated artists and photographers to create card lines for us. Agreements with our artists/photographers apply to specific cards submitted by an artist/photographer and accepted by us, and are exclusive as to those cards. We use an available pool of 600-700 artists/photographers, in addition to unsolicited submissions from various artists/photographers. When utilizing the work of a particular artist or photographer, we generally make a one-time payment of $300-$400 which entitles us to use the particular work on an exclusive basis for greeting cards for three to five years without further royalty payments. No single artist or photographer with whom we have entered into a license or purchase of rights agreement has created products which have accounted for 4% or more of our sales. We believe that product from artists and photographers are readily available to us at competitive costs. However, if these costs were to escalate, our operations could be effected.



16. We are dependent upon outside sculptors to design our figurines and molds, and their loss could have a material impact on operations.



Our new collectibles line of figurines are designed and hand sculpted by independent artists and craftsmen who generally receive a one time fee of $400 or a royalty of 4%. Master molds are designed and created in California, and final product is cast and hand painted by a non-affiliated manufacturer located in the Far East. However, if the fees paid to the artists were to escalate, our operations could be effected.



17. The failure of our key suppliers and customers to be Year 2000 compliant may negatively effect our business.



Year 2000 compliance is a measure of the ability of computer hardware and software to differentiate between the years 1900-1999 and the years 2000-2099. The underlying problem is caused by the fact that computer programs traditionally have been written using two digits rather than four to store year information. Failure to address this problem could result in system failures and the generation of erroneous data. Moreover, there are a number of software and product design approaches to achieving Year 2000 compliance, and we may incur additional costs in maintaining system compatibility with third party suppliers and customers as a result of any Year 2000 compliance modifications.

We have reviewed our internal computer programs and systems to ensure that they will be Year 2000 compliant. While we believe that our current systems are compliant and that no additional material expenditures are required to address Year 2000 compliance of our internal computer systems, there can be no assurance to that effect. In addition, we cannot predict the effect of the Year 2000 problem on the vendors, customers and other entities with which we transact business and there can be no assurance that the effect of the Year 2000 problem on such entities will not have a material adverse effect on our business, financial condition and results of operations.



18. There has been limited trading in the our common stock the issuance of additional shares as a result of this offering may have an adverse effects on the market price of our common stock.



For the twelve months ended December 31, 1998, the average monthly trading volume in our common stock was approximately 497,000 shares. Consequently, it can be expected that sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Immediately before the distribution of the rights, there will be approximately 1,766,868 shares of our common stock freely tradeable in the public market without restriction. In addition, up to 4,627,406 shares may be issued in this rights offering, which shares will be freely tradeable upon issuance (with the exception of those issued to affiliates).



19. Certain of our shares are restricted securities but they will become eligible for resale in the future.



Of the 2,282,368 shares of issued and outstanding Common Stock, 557,787 shares have not been registered under the federal securities laws. Unless registered for resale under the Securities Act of 1933, as amended, these shares may only be sold in the public market to the extent permitted under Rule 144 under the general rules and regulations of the Securities Act of 1933, as amended. Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to the greater of 1% of our outstanding Common Stock every three months or the average weekly trading volume, if any, during the four calendar weeks preceding the sale. A person who is a not an affiliate of the company and who has restricted securities for over two years is not subject to the aforesaid volume limitation as long as the other conditions of the rule are met. As of the date hereof, approximately 557,787 restricted shares are eligible to be presently sold under Rule 144. In addition, 31,335 shares of our common stock issuable on conversion of our series D preferred stock will be eligible for resale under Rule 144. The possibility of resale of these restricted securities in the open market may have a depressive effect on the price of our common stock.



20.  We have not paid dividends in the past and do not expect to in the future.



We have not paid cash dividends on our Common Stock and we do not expect to pay any dividends in the foreseeable future.


                                USE OF PROCEEDS


We will receive a minimum of $[     ] from this rights offering, after estimated
expenses of $[     ]. The minimum is guaranteed because of the commitment on the part of one of our directors, who is a principal stockholder, and two companies he controls, to exercise all of their respective basic rights for an aggregate
purchase price of $[     ]. We are not sure
of the amount of additional proceeds, if any, that we will receive from the exercise of basic rights and/or oversubscription rights by any other stockholder, but if all stockholders participate in the rights offering, the
total maximum amount of proceeds are estimated to be $[     ], after estimated
expenses of $[     ]. Our use of these proceeds, described below, will be the same, regardless of whether we raise the minimum or the maximum amounts referred to above.



We intend to use these proceeds for general working capital purposes including, but not limited to:



     - internal carrying of accounts receivable, without need for lines of credit;



     - regular operating expenses; and



     - to establish an available cash fund for the development or acquisition of new and additional product lines or synergistic businesses.


We are not currently engaged in, nor are we currently contemplating, potential acquisitions.

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future.

                              THE RIGHTS OFFERING


THE RIGHTS YOU WILL RECEIVE:



     BASIC SUBSCRIPTION RIGHTS



You will receive two basic subscription rights for each share of our common stock or series D convertible preferred stock that you held of record at the close of business on January 11, 1999. For each right you receive, you may
purchase one share of our common stock at $[     ] per share. Your rights will
be evidenced by non-transferable rights certificates which are expected to be mailed within five business days following the effective date of this Registration Statement. To exercise a basic right, the reverse side of your rights certificate must be properly completed and received by our rights agent, in accordance with the procedure described below under "Method of Exercising Rights". Payment for the shares of common stock must accompany the rights certificate.



     OVERSUBSCRIPTION RIGHTS



If you exercise all of your basic rights, you will also be eligible for
oversubscription rights, which will entitle you to purchase, at $[     ] per
share, up to the number shares of common stock you were entitled to subscribe for under your basic rights. The maximum number of shares which may be purchased pursuant to the exercise of all basic rights and oversubscription rights by all stockholders may not exceed 4,627,406.



We will not allocate shares of common stock for oversubscription rights until we have filled all subscriptions for basic rights. We may accept or reject oversubscriptions at our sole discretion. All subscriptions pursuant to the exercise of oversubscription rights will be fulfilled out of the shares of common stock not required to satisfy the basic rights which are exercised. If the shares of common stock are not sufficient to satisfy all subscriptions pursuant to the oversubscription rights, the available shares of common stock will be allotted pro rata among those of you who exercised the oversubscription rights, based on the number of shares for which each of you oversubscribed.



To exercise this oversubscription right, you must also properly complete the portion of the exercise form on the reverse side of the rights certificate relating to the oversubscription rights simultaneously with completion of the portion of the form applicable to exercise of basic rights. Payment for oversubscription shares should be included with the payment for basic shares and should accompany the rights certificate. See "Method of Exercising Rights."



You may only subscribe for full shares. Once you have exercised a basic right or an oversubscription right, the exercise is irrevocable.


THE OFFERING PERIOD


The basic rights will be exercisable during the period commencing upon the date of mailing of the rights certificates (which is expected to be on or about
             , 1999) and expiring at 5:00 p.m., New York time, on              ,
1999. We may extend the date the rights expire in our sole discretion, for a period of up to 30 days, by giving notice of such extension to the rights agent at any time before 5:00 p.m. on the then existing expiration date and issuing a press release to that effect by no later than 10:00 a.m. on the following business day. Unless exercised before this expiration date, the rights will automatically terminate. Thereafter, the unexercised rights and all rights certificates relating to the rights will be void and have no value.


NON-TRANSFERABILITY OF RIGHTS


Both the basic rights and the oversubscription rights are non-transferrable and non-assignable. Therefore only you may exercise such rights.


METHOD OF OFFERING


The offering described in this prospectus will be made directly by us. We have not engaged any underwriters, brokers, dealers or other agents to participate in this offering or to solicit any exercise of the rights or sales of the shares of common stock. Therefore, we will pay no commission, finder's fees or other remuneration to any person in connection with any sales of the shares of common stock.


RIGHTS AGENT


Our rights agent is American Stock Transfer & Trust Company, New York, New York. American Stock Transfer & Trust Company is also the transfer agent for shares of our common stock.


METHOD OF EXERCISING RIGHTS


To exercise your rights, you should complete and sign your rights certificate and mail or hand deliver it, together with your payment for the shares of common stock subscribed for pursuant to the exercise of your basic rights and, if desired, your oversubscription rights, to our rights agent. The certificate and your payment should arrive no later than 5:00 p.m. New York time, on the expiration date of the rights. All subscriptions received after the expiration date will not be honored.

Please note that the method of delivery of the right certificate and check or checks is at your own risk. We suggest insured registered mail, return receipt requested, if the mails are used. Rights certificates and payments may be mailed or delivered to:


          American Stock Transfer & Trust Company

          40 Wall Street

          New York, New York 10007
          Attn: Securities Transfer Department
          (212) 936-5100


Please read the instructions accompanying the rights certificate carefully and follow them in detail. Do not send rights certificates or payments directly to us at the company.



We are not, nor is our rights agent, under any duty to give notification of any defects or irregularities in your subscriptions, nor shall we or our rights agent incur any liability for failure to give such notification.



PAYMENT FOR SHARES OF OUR COMMON STOCK ON EXERCISE OF YOUR RIGHTS



Payment for the shares of common stock purchased pursuant to the exercise of your rights (basic and oversubscription) may be made by check, subject to collection, bank check or money order payable to the order of "Healthy Planet Products, Inc." Payment for basic rights and oversubscription rights may also be effected through wire transfer as follows: Chase Manhattan Bank, ABA Routing Number 021000021, Account Number 323005225. If you are a holder of our common stock registered in the name of a broker, dealer, commercial bank, trust company or nominee, we urge you to contact such registered holder promptly if you wish to subscribe.



Our rights agent will hold in escrow amounts paid in respect of the exercise of oversubscription rights until this offering is terminated and the number of available shares of common stock is determined. As soon as practicable after the expiration date, the rights agent will refund without interest any subscriptions or oversubscriptions not accepted. We are not required to issue any certificates or refunds to a subscriber until the check or checks of such subscriber have cleared and the funds have been collected.



All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription or oversubscription, will be determined by us, in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any subscription, if such subscription is not in proper form or if the acceptance thereof or the issuance of shares pursuant thereto could be deemed unlawful or is otherwise not permitted under the terms of this offering. We also reserve the right to waive any defect with regard to any particular subscription.


DELIVERY OF CERTIFICATES


Certificates for shares of common stock subscribed for pursuant to the basic rights will be delivered to you as soon as practicable after receipt by the rights agent of your duly completed and exercised rights certificate and payment in full for the shares of common stock pursuant to the basic rights. As soon as practicable after the expiration date of the rights, we will determine the number of shares of common stock, if any, which have been purchased by holders of rights who have exercised their oversubscription rights, and certificates representing the shares of common stock so purchased will be sent to the purchasers. If it is necessary to allocate any available shares of common stock among those
rights holders exercising oversubscription rights, overpayments for shares of common stock not issued to such holders will be promptly refunded, without interest.


DETERMINATION OF SUBSCRIPTION PRICE


We have determined the subscription price of the shares of common stock in consultation with certain affiliates, without regard to our present net worth, book value or any other financial measure. Consideration was given to closing sale and bid and asked prices of the common stock on the American Stock Exchange prior to the date of this prospectus, the general condition of the securities markets and our financial condition. The closing price of our common stock as
reported on the American Stock Exchange on February   , 1999, the last business
day before the date of this prospectus, was $[     ] per share. There can be no
assurance that the common stock will trade at prices in excess of the subscription price at any time after the date of this prospectus.


RIGHTS PARTICIPATION GUARANTEE BY CERTAIN AFFILIATES


Pursuant to a Subscription Commitment Agreement dated as of              , 1999,
Mr. Winfield, InterGroup and Santa Fe have agreed with us that they will exercise all of their respective basic rights.



In consideration of their commitment to exercise all of their respective basic rights, we have agreed to issue to each of them warrants to purchase an aggregate of 250,000 shares of common stock. These warrants are to be allocated among them, pro rata, according to their ownership percentage before this rights offering, as follows: 90,399 to Mr. Winfield, 148,652 to InterGroup and 10,949 to Santa Fe. The warrants are exercisable at a price not less than 110% of the subscription price. The delivery of these warrants to the aforementioned affiliates is subject to the payment by each of them of the total price for their respective basic rights.



As a result of their commitment, at the conclusion of this rights offering, and assuming that no other stockholders participate in this rights offering, Mr. Winfield, InterGroup and Santa Fe will own a total of 502,800, 826,800 and 60,900 shares of our common stock, respectively, consisting of an aggregate of 1,390,500 shares of common stock (42.9%) of the company. They may be deemed to own an aggregate of 2,030,329 shares of our common stock (52.3%) of the company, when giving effect to (i) warrants previously issued to Mr. Winfield and InterGroup, (ii) an aggregate of 250,000 warrants issued to Mr. Winfield, InterGroup and Santa Fe in connection with this rights offering and (iii) certain Director options. See "Risk Factors" and "Principal Stockholders."


STATE AND FOREIGN SECURITIES LAWS


The rights may not be exercised by any person in any jurisdiction in which such exercise would be unlawful. Neither this Prospectus, nor the rights certificates, are an offer to sell or solicitation of an offer to purchase any of shares of common stock. We believe that, in each of the United States and the District of Columbia and Puerto Rico, either a registration exemption is available or any action required by us has been taken to permit exercises of the rights by stockholders in those jurisdictions. No action has been taken in any jurisdiction outside the United States and Puerto Rico to permit offers and sales of the shares of common stock. Consequently, we may reject subscriptions pursuant to the exercise of rights by any stockholder outside the United States unless we determine that we may lawfully accept such subscriptions. We may also reject subscriptions from stockholders in jurisdictions within the United States if we should later determine that we may not lawfully issue shares of common stock to such stockholders, even if it could do so by qualifying the shares of common stock for sale or by taking other actions in such jurisdictions.


RIGHTS OF SUBSCRIBERS


As holders of the rights, you will not have rights as stockholders with respect to the shares of common stock until stock certificates representing shares for which you have subscribed are issued to you. If you subscribe, you will not have any right to revoke your subscriptions after delivery of the subscriptions to our rights agent.


FEDERAL INCOME TAX CONSEQUENCES


The following summary describes certain federal income tax considerations applicable to you upon the distribution of the rights.


This summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (such as life insurance companies and foreign taxpayers) and does not discuss any aspects of state, local or foreign tax laws.


DISTRIBUTION OF RIGHTS. We have been advised that under the Internal Revenue Code of 1986, the distribution of the rights will result in no income to you for federal income tax purposes. No ruling has been or will be requested from the Internal Revenue Service and no assurances can be given that the Internal Revenue Service will not successfully challenge such assumptions.



BASIS OF RIGHTS. If you exercise your rights, the basis of your rights will be zero, unless the fair market value of the rights on the date of distribution is 15% or more of the fair market value (on the date of distribution) of the common stock held by you on January 11, 1999, or you make an election to allocate part of the basis of such stock to the rights. In either such event, your basis in the common stock will be allocated between such common stock and the rights in proportion to the fair market values of each on the date of distribution.



SALE OF SHARES. If you sell shares of common stock acquired by exercise of your rights, you will recognize a gain or a loss measured by the difference between the net proceeds from the sale and the cost basis of the shares sold. The cost basis of the shares received by you upon the exercise of you rights will be equal to the sum of the price paid for the shares subscribed for pursuant to the rights and your basis in such rights, if any. The holding period for any shares acquired through the exercise of the rights will begin on the date the rights are exercised.



LAPSE OF RIGHTS. If you allow your rights to lapse, you will not recognize any gain or loss, and no adjustment will be made in the basis of the common stock you own.



Because the tax consequences of the receipt, exercise, or expiration of rights or the sale of shares acquired pursuant to the exercise of rights may vary from holder to holder, each holder of rights is encouraged to consult his or her own personal tax advisor with respect to the tax consequences of this offering, including the application and effect of state and local income and other tax laws.

                        PRICE RANGE OF OUR COMMON STOCK


Our common stock is traded on the American Stock Exchange under the symbol "HPP". The following table sets forth for the calendar quarters indicated the high and low closing sales prices of our common stock:



1997                                                        HIGH    LOW
----                                                        ----    ---
1st Quarter...............................................  4 1/2   3 3/4
2nd Quarter...............................................  4 1/2   3 7/16
3rd Quarter...............................................  4 1/16  3 3/8
4th Quarter...............................................  4 3/8   3 1/2



1998                                                        HIGH    LOW
----                                                        ----    ---
1st Quarter...............................................  3 3/4   2 7/16
2nd Quarter...............................................  2 7/16  1 5/16
3rd Quarter...............................................  1 1/2    3/4
4th Quarter...............................................    1      1/2



For the most recent closing price of our common stock, see the cover page of this prospectus. On January 11, 1999, there were 128 record holders of our common stock. Such number of record owners was determined from the our shareholder records, and does not include beneficial owners of common stock whose shares are held in the names of various security holders, dealers and clearing agencies. We believe the number of beneficial owners of our common stock held by others as or in nominee name to be approximately 1,500.


                        DESCRIPTION OF OUR CAPITAL STOCK


The following general summary of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, a copy of which is on file with the SEC. See "Where You Can Find More Information."



We are authorized to issue 12,000,000 shares of common stock, $.01 par value, and 750,000 shares of preferred stock, $.10 par value. As of the date hereof, we have 2,282,368 shares of common stock issued and outstanding and 31,335 issued and outstanding shares of series D convertible preferred stock (presently convertible into 31,335 shares of common stock).



OUR COMMON STOCK



As holders of shares of our common stock, you are entitled to dividends when and as declared by the Board of Directors from legally available funds, and, upon liquidation you are entitled to share pro rata in any stockholder distribution. You also have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.


PREFERRED STOCK


We have designated 371,009 shares of our preferred stock as series D convertible preferred stock, of which 31,335 are issued and outstanding. As a holders of the series D convertible preferred stock, you are not entitled to receive dividends. The series D convertible preferred stock is redeemable at our option, at its liquidation preference of $5.11 per share. These holders vote as a single class with the common stock on an as-converted basis on all matters on which the holders of the common stock are entitled to vote. Each share of series D convertible preferred stock is convertible into one share of common stock, subject to adjustment.


                             PRINCIPAL STOCKHOLDERS


The table below sets forth certain information with respect to the ownership before and after the rights offering, as of January 11, 1999. The following information explains what each column represents:



     (1) The first column sets forth the names and addresses of each officer and director of the company, or the names and addresses of each person known by the company to beneficially own more than 5% of the outstanding shares of our common stock, and all executive officers and directors of the company as a group, as the case may be.



     (2) The second column sets forth the number of shares (and related percentages) beneficially owned by the person or entity listed in column one before the offering.



     (3) The third column entitled "Amount and Nature of Beneficial Ownership and Percentage Upon Exercise of Minimum Number of Basic Rights," sets forth the number of shares (and related percentage of ownership) held by the persons or entities listed in column one, giving effect to the guarantee by Mr. Winfield, InterGroup and Santa Fe to exercise all of their basic rights. This column assumes no oversubscription and no participation in the rights offering by stockholders other than Mr. Winfield and his affiliate companies. The amount of beneficial ownership in this column includes:



         (i) the number of shares of common stock owned before this rights offering,



         (ii) additional shares issuable on the exercise of the basic rights,



        (iii) all vested and presently exercisable warrants and options,



         (iv) the adjustment to the number of shares issuable upon exercise of warrants to purchase common stock owned by Mr. Winfield and InterGroup as a result of anti-dilution provisions contained in such warrants, and



         (v) the issuance of an aggregate of 250,000 warrants to Mr. Winfield, InterGroup and Santa Fe in connection with this rights offering.



     (4) The fourth column entitled "Amount and Nature of Beneficial Ownership and Percentage in Event all Basic Rights are Exercised" sets forth the number of shares (and related percentages) beneficially owned by the persons or entities listed in column one giving effect to 100% participation in the rights offering by all stockholders, including Mr. Winfield and his affiliated companies. The amount of beneficial ownership in this column includes:



         (i) the number of shares of common stock owned before the rights offering,



         (ii) additional shares issuable on the exercise of the basic rights,



        (iii) all vested and presently exercisable warrants and options,

         (iv) the adjustment to the number of shares issuable upon exercise of warrants to purchase common stock owned by Mr. Winfield and InterGroup as a result of anti-dilution provisions contained in such warrants, and



         (v) the issuance of an aggregate of 250,000 warrants to Mr. Winfield, InterGroup and Santa Fe in connection with this rights offering.



Beneficial ownership is determined in accordance with the rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the persons or entities named in the table have sole voting power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.



The table should be read in conjunction with the information which follows it.



                                                         AMOUNT AND NATURE       AMOUNT OF AND NATURE
                                                        BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                               AMOUNT OF AND NATURE     AND PERCENTAGE UPON         AND PERCENTAGE
                               BENEFICIAL OWNERSHIP     EXERCISE OF MINIMUM          IN EVENT ALL
                                  AND PERCENTAGE             NUMBER OF               BASIC RIGHTS
                                 BEFORE OFFERING            BASIC RIGHTS            ARE EXERCISED
                              ----------------------   ----------------------   ----------------------
    NAME AND ADDRESS OF       NUMBER OF                NUMBER OF                NUMBER OF
      BENEFICIAL OWNER         SHARES     PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE
    -------------------       ---------   ----------   ---------   ----------   ---------   ----------
Bruce A. Wilson.............   155,600        6.4%      155,600        4.7%      261,800        3.7%
1700 Corporate Circle
Petaluma, CA 94954
John V. Winfield............   773,500       29.5%     2,030,329      52.3%     2,238,654      28.7%
2121 Avenue of the Stars
Los Angeles, CA 90067
The InterGroup                 445,900       18.1%     1,237,215      34.5%     1,341,378      18.1%
  Corporation...............
2121 Avenue of the Stars
Los Angeles, CA 90067
Starr Securities, Inc.......   191,048        8.0%      191,048        5.1%      453,144        6.5%
19 Rector Street
New York, NY 10006
Paul Bluhdorn...............   181,256        7.8%      181,256        5.6%      543,768        7.8%
P.O. Box 7854
Burbank, CA 91510
Mark S. Siegel..............    70,062        3.0%       70,062        2.2%      210,186        3.0%
P.O. Box 7854
Burbank, CA 91510
Yvette Bluhdorn.............    71,738        3.1%       71,738        2.2%      215,214        3.1%
P.O. Box 7854
Burbank, CA 91510
Estate of Ludwig               182,071        7.9%      182,071        5.6%      546,213        7.9%
  Jesselson.................
1301 Avenue of the Americas
New York, NY 10019
Michael Jesselson...........    92,062        4.0%       92,062        2.8%      276,186        4.0%
1301 Avenue of the Americas
New York, NY 10019

                                                         AMOUNT AND NATURE       AMOUNT OF AND NATURE
                                                        BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                               AMOUNT OF AND NATURE     AND PERCENTAGE UPON         AND PERCENTAGE
                               BENEFICIAL OWNERSHIP     EXERCISE OF MINIMUM          IN EVENT ALL
                                  AND PERCENTAGE             NUMBER OF               BASIC RIGHTS
                                 BEFORE OFFERING            BASIC RIGHTS            ARE EXERCISED
                              ----------------------   ----------------------   ----------------------
    NAME AND ADDRESS OF       NUMBER OF                NUMBER OF                NUMBER OF
      BENEFICIAL OWNER         SHARES     PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE
    -------------------       ---------   ----------   ---------   ----------   ---------   ----------
Ricky Williams..............    55,000        2.3%       55,000        1.7%       55,000        0.8%
1700 Corporate Circle
Petaluma, CA 94954
M. Scott Foster.............   102,500        4.2%      102,500        3.1%      102,500        1.5%
1700 Corporate Circle
Petaluma, CA 94954
Daniel R. Coleman...........    15,000        0.6%       15,000        0.5%       15,000        0.2%
500 108th Avenue, NE
Bellevue, WA 98004
Michael G. Zybala...........     5,000        0.2%        5,000        0.2%        5,000        0.1%
11315 Rancho Bernardo Road,
Suite 129
San Diego, CA 92127
William J. Nance............     5,000        0.2%        5,000        0.2%        5,000        0.1%
ABC Entertainment Center
2040 Avenue of the Stars
Los Angeles, CA 90067
Robert W. Sweitzer, Ph.D....     5,000        0.2%        5,000        0.2%        5,000        0.1%
The Claremont Graduate
  School
925 N. Dartmouth Avenue
Claremont, CA 91711
All Officers and Directors
  as a Group (6 persons in
  number)...................  1,116,600      38.3%     2,373,429      56.9%     2,682,954      33.3%



Mr. Wilson's beneficial ownership column includes 102,500 vested and presently exercisable options and 53,100 restricted shares subject to vesting at the rate of 4,000 shares per year on December 31st in each year.



The information listed for Mr. Winfield is based upon information contained in a Form 4 dated December 24, 1998, on behalf of Mr. Winfield, InterGroup and Santa Fe (the "Winfield Form 4"). This row includes (i) 167,600 shares of common stock and warrants to purchase 150,000 shares of common stock owned by Mr. Winfield,
(ii) 275,600 shares of common stock and warrants to purchase 150,000 (subject to adjustment) shares of common stock owned by InterGroup and as to which Mr. Winfield has shared voting and dispositive power, and (iii) 20,300 shares of common stock owned by Santa Fe and as to which Mr. Winfield has shared voting and dispositive power. This row also includes options to purchase 10,000 shares of common stock granted to Mr. Winfield pursuant to our Non-Employee Director Plan. Mr. Winfield is the Chairman and CEO of both Santa Fe and InterGroup.



As of November 30, 1998, Mr. Winfield owned 44.0% of InterGroup, per a proxy dated December 11, 1998. As of December 21, 1998, InterGroup controls 51.7% of Santa Fe, owning 565,595 shares and has an additional 63,600 convertible voting preferred shares.

Santa Fe has 1,248,430 shares of its common stock outstanding and 63,600 shares of its convertible preferred outstanding. Mr. Winfield owns 49,400 shares of Santa Fe to which he gave a proxy to InterGroup for all such shares. Mr. Winfield is the Chairman and CEO of both Santa Fe and InterGroup.



The beneficial ownership of InterGroup is based upon information contained in the Winfield Form 4, and includes 275,600 shares of common stock and 150,000 warrants owned by InterGroup.



The beneficial ownership of Starr Securities is based upon (i) information contained in an amendment to a Schedule 13D dated March 3, 1992 filed on behalf of Starr Securities, Inc. ("Starr") and its stockholders as members of a group (the "Starr 13D") and (ii) records of the company indicating a transfer by Starr of 12,500 Warrants included in the Starr 13D. The beneficial ownership includes 131,048 shares of common stock owned of record by Starr and 60,000 warrants which vested and became exercisable on November 4, 1996. According to the Starr 13D, Starr is a registered broker-dealer and the share ownership reported therein does not include shares held by Starr in its trading account.



The beneficial ownership of Mr. Bludhorn is based on information contained in an amendment to a Schedule 13D dated January 27, 1993 (the "Bluhdorn 13D"), filed on behalf of Paul Bluhdorn, Yvette Bluhdorn and Mark Siegel. It includes 31,250 shares of our common stock owned by Mr. Bluhdorn, and 150,006 shares of Common stock issued in February, 1998 upon conversion of 150,006 shares of series D preferred stock owned by Mr. Bluhdorn. It does not include shares of common stock owned by Ms. Bluhdorn or Mr. Siegel, as to which shares of common stock Mr. Bluhdorn disclaims beneficial ownership.



The beneficial ownership of Mr. Seigal is based on information contained in the Bluhdorn 13D and the corporate records of the company.



The beneficial ownership of Ms. Bluhdorn is based on information contained in the Bluhdorn 13D and the corporate records of the company. Does not include shares of common stock owned by Mr. Bluhdorn and Mr. Siegel as to which shares of common stock Mrs. Bluhdorn disclaims beneficial ownership.



Mr. Jesselson died on April 3, 1993. Mr. Michael Jesselson is one of four executors of the estate of Mr. Jesselson. As Executor, Mr. Michael Jesselson retains the authority with regard to the disposition of the shares. The information on Mr. Jesselson's beneficial ownership is based on information contained in an amendment to a Schedule 13D dated September 21, 1995 (the "Jesselson 13D") on behalf of Ludwig Jesselson, Michael Jesselson, and the Estate of Ludwig Jesselson. It includes 175,480 shares of our common stock owned by Ludwig Jesselson and 6,583 shares of the common stock owned by a trust created under the will of Ludwig Jesselson, of which Michael Jesselson is the former trustee. It does not include 92,062 shares of common stock owned by Michael Jesselson, as to which shares of common stock Ludwig Jesselson disclaims beneficial ownership. Mr. Michael Jesselson's ownership is based on information contained in the Jesselson 13D. It also does not include 229,821 shares of common stock beneficially owned by Ludwig Jesselson, as to which shares of common stock Michael Jesselson had disclaimed beneficial ownership. To the extent Michael Jesselson may be a beneficiary under the estate of Ludwig Jesselson, Michael Jesselson may be considered an indirect beneficial owner of these shares.

The beneficial ownership of Mr. Williams includes 55,000 vested and presently exercisable options. The beneficial ownership of Mr. Foster includes 102,500 vested and presently exercisable options. The beneficial ownership of Mr. Coleman includes 15,000 vested and presently exercisable options. The beneficial ownership of Mr. Nance 5,000 vested and presently exercisable options.


                                    EXPERTS


Moss Adams LLP, independent public accountants have audited our balance sheet for the each of the years ended December 31, 1997 and 1996 and the statements of operations, shareholders' equity and cash flows for the two years ended December 31, 1997. Their reports are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


Any financial statements and schedules hereafter incorporated in this Prospectus that have been audited and are the subject of a report by independent accountants will be so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                 LEGAL MATTERS


Our counsel, Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019, has passed on the legality of the shares to which this prospectus relates.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Filing Fee -- Securities and Exchange Commission............  $  1,000
Subscription Agent Fees and Expenses........................    12,500
Accounting Fees and Expenses................................    10,000
Legal Fees and Expenses.....................................    40,000
Printing and Engraving Expenses.............................    20,000
Listing Fee of American Stock Exchange......................    17,500
Consulting and Miscellaneous................................    79,000
          Total Expenses....................................  $180,000

-------------------------


* All expenses are estimated.


All of the fees and other expenses of the Registration Statement will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our By-Laws require the Company to indemnify, to the full extent authorized by
Section 145 of the Delaware Corporation Law, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, Partnership' joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe their conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted under similar standards set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the previous two paragraphs, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified Party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Company also maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

                                 EXHIBIT INDEX


The exhibits designated with an asterisk (*) have previously been filed with the Commission and, pursuant to 17 C.F.R. Secs. 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. Those exhibits designated with a double asterisk (**) have been filed with the initial filing of this Registration Statement.



EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  4.3*     Form of Common Stock Certificate [Exhibit 4 to Quarterly
           Report on
           Form 10-Q for the quarterly period ended June 30, 1990]
  4.4*     Form of Rights, Designation and Preferences of Series D
           Preferred Stock [Exhibit 4 to Current Report on Form 8-K
           dated January 8, 1993]
  5.1      Opinion re: Legality of Camhy Karlinsky & Stein LLP
  5.2      Consent of Camhy Karlinsky & Stein (included on signature
           page of Exhibit 5.1)
 23        Consent of Moss Adams LLP Independent Auditors
 24  **    Power of Attorney (included on signature page).
 99.1**    Subscription Commitment Agreement.
 99.2**    Warrant Agreement of John V. Winfield with Form of Warrant
           Certificate attached thereto.
 99.3**    Warrant Agreement of The InterGroup Corporation with Form of
           Warrant Certificate attached thereto.
 99.4**    Warrant Agreement of Santa Fe Financial Corporation with
           Form of Warrant Certificate attached thereto.
 99.5**    Registration Rights Agreement of John V. Winfield.
 99.6**    Registration Rights Agreement of The InterGroup Corporation.
 99.7**    Registration Rights Agreement of Santa Fe Financial
           Corporation.
 99.8**    Rights Agent Agreement with Form of Rights Certificate
           attached thereto.
 99.9**    Form of Letter to stockholders of record as of January 11,
           1999.


ITEM 17.  UNDERTAKINGS.


A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report Pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission Pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee", table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the, securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Petaluma,
State of California, on February   , 1999.


                                          HEALTHY PLANET PRODUCTS, INC.

                                          By       /s/ BRUCE A. WILSON
                                            ------------------------------------
                                                      Bruce A. Wilson

                                               President and Chief Executive
                                                          Officer.



Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----
                /s/ BRUCE A. WILSON                  President and Chief Executive  February   , 1999
---------------------------------------------------  Officer (Principal Executive,
                  Bruce A. Wilson                    Financial and Accounting
                                                     Officer)

               /s/ JOHN V. WINFIELD*                 Chairman of the Board          February   , 1999
---------------------------------------------------
                 John V. Winfield

              /s/ MICHAEL G. ZYBALA*                 Director                       February   , 1999
---------------------------------------------------
                 Michael G. Zybala

              /s/ DANIEL R. COLEMAN*                 Director                       February   , 1999
---------------------------------------------------
                 Daniel R. Coleman

               /s/ WILLIAM J. NANCE*                 Director                       February   , 1999
---------------------------------------------------
                 William J. Nance

           /s/ ROBERT W. SWEITZER, PH.D*             Director                       February   , 1999
---------------------------------------------------
                Robert W. Sweitzer



             *By: /s/ BRUCE A. WILSON
  -----------------------------------------------
               Name: Bruce A. Wilson
                 Attorney in Fact